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                                                                       Exhibit A

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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                 ISNI.NET, INC.,

                            ISNI ACQUISITIONS, INC.,

                                  WERNER EBNER,

                              J. LESLY BENOIT, JR.,

                            WORLDWIDE INTERNET, INC.,

                                       AND

                                 RAY S. BOLOURI,

                             AS OF __________, 2001



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                                TABLE OF CONTENTS

ARTICLE I......................................................................2

THE MERGER.....................................................................2

     1.1      The Merger.......................................................2
     1.2      The Closing......................................................2
     1.3      Actions at the Closing...........................................2
     1.4      Additional Action................................................3
     1.5      Effect on Capital Stock..........................................3
     1.6      Exchange of Shares...............................................4
     1.7      Dividends........................................................4
     1.8      Certificate of Incorporation.....................................5
     1.9      By-laws..........................................................5
     1.10     Directors and Officers...........................................5
     1.11     No Further Rights................................................5
     1.12     Closing of Transfer Books........................................5
     1.13     Tax and Accounting Consequences..................................5
     1.14     Taking of Necessary Action; Further Action.......................6
     1.15     Adjustment.......................................................6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
  RAY S. BOLOURI...............................................................6

     2.1      Organization, Qualification and Corporate Power..................6
     2.2      Capitalization...................................................6
     2.3      Authorization of Transaction.....................................7
     2.4      Noncontravention.................................................7
     2.5      Subsidiaries.....................................................7
     2.6      Absence of Certain Changes.......................................7
     2.7      Undisclosed Liabilities..........................................8
     2.8      Tax Matters......................................................8
     2.9      Intellectual Property............................................8
     2.10     Contracts........................................................8
     2.11     Insurance........................................................8
     2.12     Litigation.......................................................8
     2.13     Permits..........................................................9
     2.14     Books and Records................................................9

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ARTICLE III(A) REPRESENTATIONS AND WARRANTIES OF WERNER EBNER..................9

     3A.1     Authority........................................................9
     3A.2     Investment Intent...............................................10
     3A.3     Other Matters...................................................10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER THE MERGER SUB,
  Werner Ebner and J. Lesly Benoit, Jr........................................11

     3.1      Organization....................................................11
     3.2      Capitalization..................................................11
     3.3      Authorization of Transaction....................................11
     3.4      Noncontravention................................................12
     3.5      Reports and Financial Statements................................12
     3.6      Tax Matters.....................................................12
     3.7      Absence of Material Adverse Changes.............................13
     3.7a     Undisclosed Liabilities.........................................13
     3.8      Litigation......................................................14
     3.9      Legal Compliance; Restrictions on Business Activities...........14
     3.9a     Intellectual Property...........................................14
     3.10     Company Action..................................................15
     3.11     Qualification as a Reorganization...............................15
     3.12     Information Supplied by the Buyer...............................15
     3.13     Brokers' Fees...................................................15

ARTICLE IV COVENANTS..........................................................15

     4.1      Best Efforts....................................................15
     4.2      Notices and Consents............................................16
     4.3      Information Statement...........................................16
     4.4      Operation of Business...........................................17
     4.5      Full Access; Confidentiality....................................17
     4.6      Notice of Breaches..............................................17
     4.7      Exclusivity.....................................................18
     4.8      Reorganization..................................................18
     4.9      Reasonable Commercial Efforts and Further Assurances............18
     4.10     Buyer Interim Operations........................................18
     4.11     Board Seat......................................................19
     4.12     Recapitalization of Shares......................................19

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ARTICLE V CONDITIONS TO CONSUMMATION OF MERGER................................19

     5.1      Conditions to Each Party's Obligations..........................19
     5.2      Conditions to Obligations of Buyer and Merger Sub...............20
     5.3      Conditions to Obligations of the Company........................20

ARTICLE VI TERMINATION........................................................21

     6.1      Termination of Agreement........................................21
     6.2      Amendment.......................................................21
     6.3      Extension; Waiver...............................................22
     6.4      Effect of Termination...........................................22

ARTICLE VII INDEMNIFICATION...................................................22

     7.1      Indemnification.................................................22

ARTICLE VIII..................................................................23

CERTAIN DEFINITIONS...........................................................23

ARTICLE IX MISCELLANEOUS......................................................23

     9.1      Press Releases and Announcements................................23
     9.2      No Third Party Beneficiaries....................................24
     9.3      Entire Agreement................................................24
     9.4      Succession and Assignment.......................................24
     9.5      Counterparts....................................................24
     9.6      Headings........................................................24
     9.7      Notices.........................................................24
     9.8      Governing Law...................................................26
     9.9      Waivers.........................................................26
     9.10     Severability....................................................26
     9.11     Expenses........................................................27
     9.12     Other Remedies..................................................27
     9.13     Specific Performance............................................27
     9.14     Construction....................................................27
     9.15     Incorporation of Exhibits and Schedules.........................27


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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") entered into as of ____________, 2001, by and among ISNI.NET, INC., a Delaware corporation (the "BUYER"), ISNI AQUISITIONS, INC., a Delaware corporation and a wholly-owned subsidiary of Buyer (the "Merger Sub"), WERNER EBNER, the majority stockholder of Buyer (the "MAJORITY STOCKHOLDER"), J. LESLY BENOIT, JR. (together with the Majority Stockholder, the "OFFICERS"), and WORLDWIDE INTERNET, INC., a Delaware corporation (the "COMPANY") and RAY S. BOLOURI, the sole stockholder of the Company (the "COMPANY STOCKHOLDER"). The Buyer, Merger Sub, Officers, Company and Company Stockholder are referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

         A. The respective boards of directors of Buyer and Company have independently approved this Agreement which contemplates a statutory merger of Merger Sub with and into Company (the "MERGER") on the terms and subject to the conditions contained herein and in accordance with the terms of the Delaware General Corporation Law (the "DGCL").

         B. Buyer, as the sole shareholder of Merger Sub, has approved and consented to the merger of Merger Sub and Company on the terms and subject to the conditions contained herein.

         C. The Majority Stockholder owns [23,008,000] shares of the outstanding class of common stock, par value $0.0001 per share of Buyer (the "BUYER COMMON STOCK"), and has consented to the merger of Merger Sub and Company on the terms and subject to the conditions contained herein.

         D. In connection with the Merger, the Majority Stockholder will receive shares of a newly created class of capital stock of Buyer (the "CLASS B COMMON STOCK") in exchange for all of his shares of Buyer Common Stock. The Class B Common Stock will be identical in all respects to the Buyer Common Stock, except that it shall include a re-load feature providing for a minimum valuation of $1,000,000 after [eight months], as set forth in the Certificate of Designations (the "CERTIFICATE OF DESIGNATIONS") attached hereto as EXHIBIT A.

         E. Pursuant to the Merger, the Company Stockholder will receive shares of Buyer Common Stock in exchange for all of his capital stock of Company.

         F. The Buyer, Merger Sub, Officers, Company and Company Stockholder make certain representations, warranties, covenants and agreements in connection with the Merger and to various prescribed conditions to the Merger.

         G. The Parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, (as amended, the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.


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                  NOW, THEREFORE, in consideration of the representations,
warranties, agreements and covenants herein contained, the Parties agree as follows.

                                    ARTICLE I

                                   THE MERGER

         1.1      THE MERGER.

         Upon the terms and subject to the conditions of this Agreement, Merger Sub shall merge with and into the Company (with such merger referred to herein as the "MERGER") at the Effective Time. From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "SURVIVING CORPORATION"). The "EFFECTIVE TIME" shall be the time at which the Surviving Corporation files a certificate of merger executed in accordance with the relevant provisions of the DGCL (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware. The Merger shall have the effects specified in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.2      THE CLOSING.

         The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Piper Marbury Rudnick & Wolfe LLP, 1200 Nineteenth Street, Washington, D.C., 20036, as promptly as practicable, but in no event later than 1:00 p.m. local time on the second business day after the satisfaction or waiver of the conditions set forth in Article V (other than conditions which by their nature are to be satisfied at closing, but subject to those conditions) or at such other time, date and location as the Parties specify (the "CLOSING DATE"). If the Closing is consummated, Buyer and Merger Sub will be deemed to have waived any of the conditions set forth in Article V to the extent not satisfied at or prior to the Closing.

         1.3      ACTIONS AT THE CLOSING.

         At the Closing: (a) the Company shall deliver to Buyer and Merger Sub the various certificates, instruments and documents referred to in Section 5.2;
(b) Buyer and Merger Sub shall deliver to the Company the various certificates, instruments and documents referred to in

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Section 5.3; (c) the Company and Merger Sub shall file with the Secretary of
State of the State of Delaware the Certificate of Merger; and (d) Buyer shall deliver certificates for the Merger Shares and the Majority Stockholder Merger Shares to the Company Stockholder and the Majority Stockholder, respectively.

         1.4      ADDITIONAL ACTION.

         The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or Merger Sub, necessary to consummate the transactions contemplated by this Agreement.

         1.5      EFFECT ON CAPITAL STOCK.

                  (a) Definitions.

                  "BUYER COMMON STOCK" shall mean the class of common stock, par value $0.0001 per share, of Buyer.

                  "COMPANY COMMON STOCK" shall mean the class of common stock, $0.01 value per share, of the Company.

                  "COMPANY STOCKHOLDER" shall mean Mr. Ray S. Bolouri.

                  "MAJORITY STOCKHOLDER COMMON STOCK" shall mean all of the outstanding shares of Buyer Common Stock beneficially owned, directly or indirectly, by the Majority Stockholder.

                  "MAJORITY STOCKHOLDER MERGER SHARES" shall mean 3,900,000 shares of Class B Common Stock.

                  "MERGER SHARES" shall mean 19,500,000 shares of Buyer Common Stock [to be issued to ________][held of record by].

                  "MERGER SUB COMMON STOCK" shall mean the class of common stock, par value $0.0001 per share, of the Merger Sub.

                  (b) At the Effective Time, each share of Company Common Stock shall, by virtue of the Merger and without any action on the part of any Party or the Company Stockholder, automatically be canceled and extinguished and converted into a right to receive the Merger Shares.

                  (c) At the Effective Time, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged

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for one (1) validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation.

                  (d) At the Effective Time, the Majority Stockholder Common Stock shall, without any action on the part of any Party or the Majority Stockholder, automatically be exchanged and converted into a right to receive the Majority Stockholder Merger Shares.

                  (e) Notwithstanding the foregoing, no fractional shares of Buyer Common Stock shall be issued. Such fractional shares shall be rounded down to the nearest whole share.

         1.6      EXCHANGE OF SHARES.

                  (a) At Closing, Buyer shall issue the Merger Shares, issuable pursuant to Section 1.5 in exchange for all of the outstanding shares of Company Common Stock and the Company Stockholder shall surrender the Company Common Stock in exchange for the Merger Shares.

                  (b) At Closing, the Majority Stockholder shall surrender the Majority Stockholder Common Stock and the Buyer shall issue the Majority Stockholder Merger Shares issuable pursuant to Section 1.5 in exchange for all of the Majority Stockholder Common Stock.

                  (c) If any Buyer Common Stock or Majority Stockholder Merger Shares are to be issued in the name of a person other than the holder, it shall be a condition to the issuance of such Merger Shares or Majority Stockholder Merger Shares that: (i) the certificate so surrendered shall be properly assigned, endorsed or accompanied by appropriate stock powers; (ii) such transfer shall otherwise be proper; and (iii) the holder thereof shall pay to the Buyer any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Buyer that such taxes have been paid or are not required to be paid.

                  (d) In the event any Company Common Stock or Majority Stockholder Common Stock shall have been lost, stolen or destroyed, only upon the making of an affidavit of that fact by the person claiming such to be lost, stolen or destroyed, shall the Buyer issue in exchange for such lost, stolen or destroyed Company Common Stock, Buyer Common Stock, Majority Stockholder Common Stock or Majority Stockholder Merger Shares (whichever the case may be) issuable in exchange therefor pursuant to Section 1.5. The board of directors of Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the Company Stockholder or Majority Stockholder to submit to the Buyer an affidavit and to give to the Buyer an indemnity against any claim that may be made against the Buyer with respect to the Company Common Stock or Majority Stockholder Common Stock alleged to have been lost, stolen or destroyed. In addition, the Company Stockholder or Majority Stockholder may be required by Buyer to post a bond in connection therewith.

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         1.7      DIVIDENDS.

         No dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date shall be paid to the Company Stockholder entitled by reason of the Merger to receive Buyer Common Stock until the Company Stockholder surrenders his Company Common Stock in accordance with Section 1.6. Upon such surrender, the Buyer shall pay or deliver to the Company Stockholder any dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date and that were paid or delivered between the Effective Time and the time of such surrender; PROVIDED, however, that the Company Stockholder shall not be entitled to receive any interest on such dividends or other distributions.

         1.8      CERTIFICATE OF INCORPORATION.

         At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by DGCL; provided, however, that Section 1 of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the Corporation is WORLDWIDE INTERNET, INC.

         1.9      BY-LAWS.

         The By-laws of the Surviving Corporation shall be the same as the By-laws of the Merger Sub immediately prior to the Effective Time.

         1.10     DIRECTORS AND OFFICERS.

         The directors of the Merger Sub shall become the directors of the Surviving Corporation after the Effective Time. The officers of the Merger Sub shall become the officers of the Surviving Corporation after the Effective Time, retaining their respective positions.

         1.11     NO FURTHER RIGHTS.

         All shares of Buyer Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Stock.

         1.12     CLOSING OF TRANSFER BOOKS.

         At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made. If, after the Effective Time, Company Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for Merger Shares in accordance with Section 1.6.

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         1.13     TAX AND ACCOUNTING CONSEQUENCES.

         It is intended by the parties hereto that (a) the Merger shall constitute a reorganization within the meaning of Section 368 of the Code and
(b) this Agreement shall constitute a plan of reorganization within the meaning of Section 368 of the Code.

         1.14     TAKING OF NECESSARY ACTION; FURTHER ACTION.

         If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Buyer and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

         1.15     ADJUSTMENT.

         In the event that, subsequent to the date of this Agreement but prior to the Effective Time, Buyer or the Company shall effect a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, merger, exchange, recapitalization or other similar transaction (or a record date shall have been set for such purpose), the provisions of this Article I shall be appropriately adjusted.

  ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND RAY S. BOLOURI

         The Company and the Company Stockholder represent and warrant to Buyer and Merger Sub that, as of the date hereof, the statements contained in this
Article II are true and correct, except as scheduled by the Company (the "DISCLOSURE SCHEDULE").

         2.1      ORGANIZATION, QUALIFICATION AND CORPORATE POWER.

         The Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. The Company has the corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer true and complete copies of its Certificate of Incorporation and By-laws, each as amended and as in effect on the date hereof (hereinafter "Charter" and "By-laws,"

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

respectively). The Company is not in default under or in violation of any provision of its Charter or By-laws, each as amended to date.

         2.2      CAPITALIZATION.

         The Company's authorized capital stock consists of ____________ shares of common stock, $.01 par value ____________ of which is currently issued and outstanding. All outstanding capital stock of the Company has been duly authorized, validly issued, fully paid, is non-assessable and is free of preemptive rights.

         2.3      AUTHORIZATION OF TRANSACTION.

         The Company has full corporate power and authority to execute and deliver this Agreement. This Agreement constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights generally. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company, and other than approval by the Company Stockholder, such execution and delivery does not require the consent, approval or authorization of any person, public authority or entity.

         2.4      NONCONTRAVENTION.

         The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder, (a) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the charter documents or bylaws of the Company or any note, debt instrument, security agreement, lease, deed of trust or mortgage, license, franchise, permit or any other contract, agreement or commitment binding upon the Company or any of its assets or properties; (b) will not result in the creation or imposition of any lien, encumbrance, equity or restriction in favor of any third party upon any of the capital stock of the Company or any of the assets or properties of the Company; and (c) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality, self-regulatory authority or court having jurisdiction over the Company, any of the capital stock of the Company, or any of the assets or properties of Company.

         2.5      SUBSIDIARIES.

         Except as set forth in the Disclosure Schedule, the Company does not have any direct or indirect subsidiaries or any other equity interest in any other firm, corporation, partnership, joint venture, association or other business organization.

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         2.6      ABSENCE OF CERTAIN CHANGES.

         Since June 30, 2001, the Company has conducted its business in the ordinary course consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in any Material Adverse Effect on the Company.

         2.7      UNDISCLOSED LIABILITIES.

         The Company has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) which individually or in the aggregate would result in a Material Adverse Effect on the Company, except as set forth in the Disclosure Schedule.

         2.8      TAX MATTERS.

         The Company has filed all tax returns that it was required to file and all such tax returns were correct and complete in all material respects. The Company has paid or will pay all taxes due by it on or before the Closing Date, regardless of whether shown on any such tax returns, except such as are being contested in good faith by appropriate proceedings (to the extent any such proceedings are required) and with respect to which the Company is maintaining reserves adequate for their payment.

         2.9      INTELLECTUAL PROPERTY.

         The Disclosure Schedule contains a full and complete list of all material trademarks, trade names, service marks, copyrights and patents, or applications therefor, or other intellectual property owned or used by the Company (collectively, the "INTELLECTUAL PROPERTY"). The operations of the Company do not now conflict with or infringe, and have not in the past conflicted with or infringed, any Intellectual Property owned, possessed or used by any third party. There are no third parties whose operations conflict with or infringe, nor has anyone asserted that such operations conflict with or infringe, any Intellectual Property.

         2.10     CONTRACTS.

         The Disclosure Schedule constitutes a full and complete list of each material contract or agreement to which the Company is a party, or by which the Company is bound in any respect. All material contracts or agreements to which the Company is a party or by which the Company is bound (whether or not disclosed) are in full force and effect, and the Company is not in default thereunder nor has any event occurred which with the passage of time or giving notice or both would result in the Company being in default under any of the terms thereof.

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         2.11     INSURANCE.

         The Company has in full force and effect, with all premiums due thereon paid, the policies of insurance set forth therein, all insurance necessary to operate its business. No notice of cancellation or termination has been received with respect to any such insurance policy described in this Section.

         2.12     LITIGATION.

         Except as set forth in the Disclosure Schedule, there is no claim, dispute, action, proceeding, suit or appeal or investigation or inquiry, at law or in equity, involving the Company before any court, agency, authority, self-regulatory authority, arbitration panel or other tribunal and, to the knowledge of the Company, none have been threatened or are in prospect against the Company. The Company is not subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal.

         2.13     PERMITS.

         The Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under applicable export laws or regulations) ("PERMITS") issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted, except for those the absence of which would not have a Material Adverse Effect on the Company. Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the Closing.

         2.14     BOOKS AND RECORDS.

         The minute books and other similar records of the Company contain true and complete records of all material actions taken at any meetings thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.

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         ARTICLE III(A) REPRESENTATIONS AND WARRANTIES OF WERNER EBNER

         3A.1     AUTHORITY.

         The Majority Stockholder is and will be on the Closing Date will be the record and beneficial owner and holder of the Majority Stockholder Common Stock free and clear of any charge, claim, lien, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attributable ownership. The Majority Stockholder has all requisite power, authority and legal right to execute, deliver, enter into, consummate and perform this Agreement. Upon execution and delivery of this Agreement by the Majority Stockholder, this Agreement will constitute the legal, valid and binding obligation of the Majority Stockholder and shall be enforceable against the Majority Stockholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally.

         3A.2     INVESTMENT INTENT.

                  (a) Buyer and Merger Sub have made available to the Majority Stockholder, during the course of this transaction and prior to the delivery of the Majority Stockholder Merger Shares, the opportunity to ask questions of and receive answers from any of the officers of Buyer or Merger Sub concerning the terms and conditions of the issuance, and to obtain any documents or additional information necessary to verify the information provided to the Majority Stockholder or otherwise relative to the financial data and business of Buyer or Merger Sub, to the extent that such parties possessed such information or could acquire it without unreasonable effort or expense, and all such questions, if asked, have been answered satisfactorily and all such documents, if examined, have been found to be fully satisfactory.

                  (b) The Majority Stockholder understand and acknowledge that
(i) the Majority Stockholder must bear the economic risk of the Majority Stockholder Merger Shares, (ii) the Majority Stockholder Merger Shares have not been registered under the Securities Act of 1933 (as amended, the "SECURITIES ACT") or any state securities laws and the Majority Stockholder Merger Shares will bear a legend to such effect.

                  (c) The Majority Stockholder is knowledgeable and experienced in evaluating investments and experienced in financial and business matters, and is capable of evaluating the merits and risks of the Majority Stockholder Merger Shares.

                  (f) The Majority Stockholder represents that at no time was the Majority Stockholder presented with or solicited by or through any leaflet, public promotional meeting, advertisement or any other form of general or public advertising or solicitation in connection herewith. In addition, the Majority Stockholder acknowledges that there has never been any representation, guaranty or warranty made by Buyer or Merger Sub or any agent or representative of the Buyer or Merger Sub as to the amount of or type of consideration or profit, if any, to be realized by the Majority Stockholder in the Majority Stockholder Merger Shares.

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

         3A.3     OTHER MATTERS.

                  (a) The Majority Stockholder acknowledges that he has no right to have the Majority Stockholder Merger Shares redeemed or otherwise reacquired by Buyer, nor does the Majority Stockholder know of any plans or intentions of the Buyer to redeem or otherwise reacquire the Majority Stockholder Merger Shares.

                  (b) To the knowledge of the Majority Stockholder, at the Effective Time, the Company Stockholder will be in control of the Surviving Corporation and the Buyer within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended and the regulations adopted pursuant thereto.

          ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER THE MERGER SUB, WERNER EBNER AND J. LESLY BENOIT, JR.

         Each of the Buyer, the Merger Sub, Werner Ebner and J. Lesly Benoit, Jr. represents and warrants to the Company as follows:

         3.1      ORGANIZATION.

         Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of Buyer and Merger Sub is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Each of Buyer and Merger Sub has the corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Neither Buyer nor Merger Sub is in default under or in violation of any provisions of its Charter or By-laws, each as amended to date. Merger Sub is a newly formed wholly owned first tier subsidiary of Buyer and has conducted no business or activity unrelated to the Merger.

         3.2      CAPITALIZATION.

         The authorized capital stock of Buyer consists of 100,000,000 shares of common stock, $.0001 par value ("BUYER COMMON STOCK"), 26,661,000 of shares is currently issued and outstanding. All outstanding capital stock of the Buyer has been duly authorized, validly issued, fully paid, is nonassessable and is free of preemptive rights. All outstanding capital stock of the Buyer and rights to acquire capital stock of the Buyer have been issued in accordance with all applicable federal and state securities laws.

         3.3      AUTHORIZATION OF TRANSACTION.

         Each of Buyer and Merger Sub has full corporate power and authority to execute and deliver this Agreement. This Agreement constitutes the valid and binding obligation of each of

Buyer and Merger Sub, enforceable against them in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights generally. The execution and delivery of this Agreement by each of Buyer and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of Buyer, and other than approval by the stockholders of Buyer and Merger Sub, such execution and delivery does not require the consent, approval or authorization of any person, public authority or entity.

         3.4      NONCONTRAVENTION.

         Subject to (a) compliance with the applicable requirements of the Securities Act, any applicable state securities laws and the Exchange Act, (b) the filing of the Certificate of Merger as required by the DGCL, and (c) except as otherwise provided in this Agreement, neither the execution and delivery of this Agreement, nor the consummation by Buyer or Merger Sub of the transactions contemplated hereby or thereby, will: (1) conflict with or violate any provision of the Charter or By-laws of Buyer or Merger Sub; (2) require on the part of Buyer or Merger Sub any filing with, or permit, authorization, consent or approval of, any Governmental Entity; (3) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which Buyer or Merger Sub is a party or by which either is bound or to which any of their assets are subject; or (4) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or Merger Sub or any of their properties or assets.

         3.5      REPORTS AND FINANCIAL STATEMENTS.

         Buyer has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented, of all reports filed by Buyer under Section 13(a) or 15(d) of the Exchange Act with the SEC since __________ (such reports are collectively referred to herein as the "BUYER REPORTS"). The Buyer Reports constitute all of the documents required to be filed by Buyer under Section 13(a) or 15(d) of the Exchange Act with the SEC since such date and complied at the time of filing in all material respects with the applicable requirements of the Exchange Act. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Buyer included in the Buyer Reports: (a) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (b) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form

10-QSB under the Exchange Act); (c) fairly present the consolidated financial condition, results of operations and cash flows of Buyer as of the respective dates thereof and for the periods referred to therein; and (d) are consistent with the books and records of Buyer.

         3.6      TAX MATTERS.

                  (a) Each of Buyer and Merger Sub has filed all tax returns that it or they were required to file and all such tax returns were correct and complete in all material respects. Each of Buyer and Merger Sub has paid or will pay all taxes due by it on or before the Closing Date, regardless of whether shown on any such tax returns, except such as are being contested in good faith by appropriate proceedings (to the extent any such proceedings are required) and with respect to which each of Buyer and Merger Sub is maintaining reserves adequate for their payment. The accrued but unpaid taxes of Buyer and Merger Sub for tax periods through December 31, 2000 do not exceed the accruals and reserves for taxes (other than deferred taxes) set forth on the Most Recent Buyer Balance Sheet, as defined below. All taxes attributable to the period January 1, 2001 through the Closing Date are attributable to the conduct by Buyer and Merger Sub of their respective operations in the ordinary course of business. Buyer and Merger Sub have no actual or potential liability for any tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included Buyer and Merger Sub during a prior period) other than Buyer and Merger Sub. All taxes that each of Buyer and Merger Sub is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except such as are being contested in good faith by appropriate proceedings (to the extent any such proceedings are required) and with respect to which the Buyer and the Merger Sub are maintaining reserves adequate for their payment.

                  (b) Buyer and Merger Sub have each delivered to the Company correct and complete copies of all federal income tax returns, examination reports and statements of deficiencies assessed against or agreed by it since __________. No examination or audit of any tax returns of Buyer and Merger Sub by any Governmental Entity is currently in progress or, to the knowledge of Buyer and Merger Sub, threatened or contemplated, except with respect to which, if determined adversely to Buyer or Merger Sub would not reasonably be expected to result in a Material Adverse Effect on Buyer. Neither Buyer nor Merger Sub has waived any statute of limitations with respect to taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

         3.7      ABSENCE OF MATERIAL ADVERSE CHANGES.

         Since December 31, 2000, Buyer has conducted its business in the ordinary course, consistent with past practice and there has not been any material adverse change in the assets, business, financial condition or results of operations of the Buyer, nor has there occurred any event or development that could reasonably be foreseen to result in such a material adverse change in the future.

         3.7a     UNDISCLOSED LIABILITIES.

         Buyer has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for; (a) liabilities accrued or reserved against on the December 31, 2000, unaudited consolidated balance sheet of the Buyer ("MOST RECENT BUYER BALANCE SHEET"); (b) liabilities which have arisen since December 31, 2000, in the ordinary course of business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period; (c) liabilities incurred in the ordinary course of business which are consistent with past practice and are not required by GAAP to be reflected on a balance sheet; (d) liabilities incurred in connection with the preparation and execution of the Agreement in anticipation of the Merger and the transactions contemplated hereby for reasonable legal, accounting and transaction costs (collectively, "BUYER TRANSACTION COSTS").

         3.8      LITIGATION.

         Except as set forth on Schedule 3.8, neither Buyer nor Merger Sub is a party to, nor are its assets or properties subject to (i) any unsatisfied judgment, order, decree, stipulation or injunction or (ii) any claim, complaint, action, suit, proceeding, hearing or, to the Buyer's knowledge, investigation of or in any Governmental Entity, other than judgments, orders, decrees, stipulations, injunctions, claims, complaints, actions, suits, proceedings, hearings or, to the Buyer's knowledge, investigations that, if determined adversely to Buyer or Merger Sub would not reasonably be expected to have a Material Adverse Effect on the Buyer.

         3.9      LEGAL COMPLIANCE; RESTRICTIONS ON BUSINESS ACTIVITIES.

         Buyer and Merger Sub and the conduct and operations of their respective businesses are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to Buyer and Merger Sub or their respective businesses, except for any violation of or default which would not reasonably be expected to have a Material Adverse Effect on Buyer. There is no agreement, judgment, injunction, order or decree binding upon Buyer or Merger Sub which has or would reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Buyer and Merger Sub as currently contemplated by Buyer and Merger Sub, any acquisition of property of Buyer and Merger Sub or the conduct of business of Buyer and Merger Sub as currently conducted or as proposed to be conducted by Buyer and Merger Sub.

         3.9a     INTELLECTUAL PROPERTY.

         With such exceptions as, individually or in the aggregate, have not had and would not be reasonably expected to have a Material Adverse Effect on Buyer, Buyer and its subsidiaries own or have a valid license to use all Intellectual Property necessary to carry on Buyer's business substantially as currently conducted. Buyer has received no notice of infringement of or conflict with, and there are no infringements of or conflicts with, the rights of any Person with respect to the use of such Intellectual Property and, to Buyer's knowledge, there are no infringements of or conflicts with the Intellectual Property of Buyer by any third party that, in any of the foregoing cases, individually or in the aggregate, have had or would be reasonably expected to have, a Material Adverse Effect on Buyer.

         3.10     COMPANY ACTION.

         The board of directors of Buyer and Merger Sub, at meetings duly called and held, have by the unanimous vote of all directors: (a) determined that the Merger is fair and in the best interests of Buyer and its stockholders; (b) adopted this Agreement in accordance with the provisions of the DGCL; and (c) as sole stockholder of Merger Sub adopt and approve this Agreement in accordance with the provisions of the DGCL.

         3.11     QUALIFICATION AS A REORGANIZATION.

         To Buyer's knowledge, neither Buyer nor Merger Sub has taken or agreed to take any action that could cause the Merger to fail to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, with respect to which no income, gain or loss will be recognized by the Company Stockholder on the exchange of Company Common Stock for Buyer Common Stock pursuant to the Merger.

         3.12     INFORMATION SUPPLIED BY THE BUYER.

         The information supplied by Buyer for inclusion in any Information Statement, as defined below, shall not at the time the Information Statement is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event relating to Buyer or any of its affiliates, officers or directors should be discovered by Buyer which is required to be set forth in an amendment to the Information Statement, Buyer shall promptly inform the Company Stockholder. Notwithstanding the foregoing, Buyer makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

         3.13     BROKERS' FEES.

         Neither Buyer nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                               ARTICLE IVCOVENANTS

         4.1      BEST EFFORTS.

         Each of the Parties shall use its best efforts, to the extent commercially reasonable, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable.

         4.2      NOTICES AND CONSENTS.

         Each of Buyer, Merger Sub and the Company shall use its respective best efforts to obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be required by or with respect to Buyer, Merger Sub or the Company, respectively, in connection with the transactions contemplated by this Agreement.

         4.3      INFORMATION STATEMENT.

                  (a) As promptly as practicable after the execution of this Agreement, the Buyer shall prepare and file with the SEC an information statement under Schedule 14C of the Exchange Act, which shall be in form and substance reasonably satisfactory to the Company (the "INFORMATION STATEMENT"). The Buyer shall use its best efforts to have the Information Statement comply in all material respects with the Securities Act, the Exchange Act and the regulations thereunder.

                  (b) Buyer shall cause the Information Statement to be mailed to its shareholders and filed with the SEC within ___ days of the execution hereof. Buyer shall notify the Company immediately upon becoming aware of any event or circumstance that should be described in an amendment to the Information Statement. Buyer shall notify the Company immediately after the receipt by Buyer of any written or oral comments by the SEC staff on, or of any written or oral request by the SEC staff for amendments to, the Information Statement, and Buyer shall promptly supply the Company with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing.

                  (c) The Company shall supply Buyer with all information in its possession reasonably necessary for Buyer to meet its obligations under this
Section 4.3, and shall otherwise reasonably cooperate with the actions contemplated hereby. If at any time prior to the Closing Date any information relating to Buyer, or any of its affiliates, officers or directors, should be discovered by any Party which should be set forth in an amendment or supplement to the Information Statement so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed by Buyer with the SEC and, to the extent required by law, disseminated to the shareholders of Buyer.

         4.4      OPERATION OF BUSINESS.

         Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, each of Buyer and the Company shall conduct its operations in the ordinary course of business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.

         4.5      FULL ACCESS; CONFIDENTIALITY.

         Each Party shall permit representatives of the other Parties to have full access (upon reasonable notice and at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Parties) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel. Buyer shall provide the Company with reasonable access to the executive officers of Buyer during normal business hours, and in a manner so as not to interfere with the normal business operations of Buyer, for the purpose of responding to questions from the Company with respect to Buyer.

         4.6      NOTICE OF BREACHES.

         The Company shall promptly deliver to Buyer written notice of any event or development that would (a) render any statement, representation or warranty of the Company in this Agreement (including the Disclosure Schedule) inaccurate or incomplete in any material respect or (b) constitute or result in a breach by the Company or any of its affiliates of, or a failure by the Company or any of its affiliates to comply with, any agreement or covenant in this Agreement applicable to such Party. Buyer or Merger Sub shall promptly deliver to the Company written notice of any event or development that would (a) render any statement, representation or warranty of Buyer or Merger Sub in this Agreement inaccurate or incomplete in any material respect or (b) constitute or result in a breach by Buyer or Merger Sub of, or a failure by Buyer or Merger Sub to comply with, any agreement or covenant in this Agreement applicable to such Party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach. The Officers shall promptly deliver to the Company written notice of any event or development that would (a) render any statement, representation or warranty of Officers in this Agreement inaccurate or incomplete in any material respect or (b) constitute or result in a breach by the officers of, or a failure by them to comply with, any agreement or covenant in this Agreement applicable to such Party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

         4.7      EXCLUSIVITY.

         The Company shall not, and the Company shall use its best efforts to cause its affiliates and each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (a) solicit, initiate, engage or participate in or knowingly encourage discussions or negotiations with any person or entity (other than Buyer) concerning any merger, consolidation, sale of material assets, tender offer, recapitalization, accumulation of Company Common Stock, proxy solicitation or other business combination involving the Company or any division of the Company or (b) provide any non-public information concerning the business, properties or assets of the Company to any person or entity (other than Buyer). The Company shall immediately notify Buyer of, and shall disclose to Buyer all details of, any inquiries, discussions or negotiations of the nature described in the first sentence of this Section 4.7.

         4.8      REORGANIZATION.

         The Buyer and Company shall take all necessary actions to cause the business combination to be effected by the Merger to be qualified as a "reorganization" described in Section 368(a) of the Code, with respect to which no income, gain or loss will be recognized by Company Stockholder on the exchange of Company Common Stock for Buyer Common Stock pursuant to the Merger.

         4.9      REASONABLE COMMERCIAL EFFORTS AND FURTHER ASSURANCES.

         Each of the Parties shall use reasonable commercial efforts to effectuate the transactions contemplated hereby and to fill and cause to be fulfilled the conditions to Closing under this Agreement. Each Party, at the reasonable request of another Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

         4.10     BUYER INTERIM OPERATIONS.

         Except as contemplated by this Agreement, during the period from the date of the Agreement to the Effective Time, the Buyer shall conduct its operations in the ordinary course of business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, Buyer shall not, without the written consent of the Company (which consent will not be unreasonably withheld or delayed), take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (x) any of the representations and warranties of Buyer set forth in Article III of this Agreement becoming untrue,
(y) any of the conditions to the Merger set forth in Article V not being satisfied or (z) the transaction failing to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, with respect to which no income, gain or loss will be recognized by the Company Stockholder on the exchange of Company Common Stock for Buyer Common Stock pursuant to the Merger.

         4.11     BOARD SEAT.

         The Company Stockholder and designees appointed by him comprising a majority of the board of directors of Buyer shall be appointed to the board of directors of Buyer, effective as of the Closing Date.

         4.12     RECAPITALIZATION OF SHARES.

         In connection with the Merger and as consideration for receipt of the Majority Stockholder Merger Shares, at the time of the Closing and immediately prior to the Effective Time, the Majority Stockholder Common Stock held by the Majority Stockholder will be exchanged for shares of Class B Common Stock. All of the certificates evidencing shares of Majority Stockholder Common Stock must be surrendered to Buyer at the Closing, and such certificates will, from and after the Closing, be deemed to have been retired and canceled.

                 ARTICLE V CONDITIONS TO CONSUMMATION OF MERGER

         5.1      CONDITIONS TO EACH PARTY'S OBLIGATIONS.

         The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

                  (a) this Agreement and the Merger shall have received the approval of the Company Stockholder, the Majority Stockholder and Buyer, as the sole stockholder of Merger Sub;

                  (b) the Information Statement shall have been distributed in accordance with Regulation 14C of the Exchange Act;

                  (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Buyer's conduct or operation of the business of Buyer or the Surviving Corporation after the Merger shall have been issued, nor shall any proceeding brought by any Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

                  (d) Buyer shall have received all permits and other authorizations required under applicable state securities laws for the issuance of the Buyer Common Stock.

         5.2      CONDITIONS TO OBLIGATIONS OF BUYER AND MERGER SUB.

         The obligation of each of Buyer and Merger Sub to consummate the Merger is subject to the satisfaction of the following additional conditions:

                  (a) the Agreement and the Merger shall have been approved and adopted by the Company and the Company Stockholder;

                  (b) the representations and warranties set forth in Article II (without regard for any materiality qualifiers therein), and of the Majority Stockholder set forth in Article IIIA (without regard for any materiality qualifiers therein)shall be true and correct when made on the date hereof and shall be true and correct in all respects as of the Effective Time as if made as of the Effective Time, except where the failures to be true and correct shall not, in the aggregate, have a Material Adverse Effect on the Company;

                  (c) each of the Company and the Majority Stockholder shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time; and

                  (d) the Company shall have delivered to Buyer and Merger Sub a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) and (b) (to the extent the Company is a party or is named therein) of Section 5.1 and clauses (a) through (c) of this Section 5.2 is satisfied in all respects.

         5.3      CONDITIONS TO OBLIGATIONS OF THE COMPANY.

         The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

                  (a) the representations and warranties set forth in Article III (without regard for any materiality qualifiers therein), and of the Majority Stockholder set forth in Article IIIA (without regard for any materiality qualifiers therein), shall be true and correct when made on the date hereof and shall be true and correct in all respects as of the Effective Time as if made as of the Effective Time, except where the failures to be true and correct shall not, in the aggregate, have a Material Adverse Effect on Buyer;

                  (b) Buyer and Merger Sub shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 5.3, except for any which if not obtained or effected would not have a Material Adverse Effect on Buyer and Merger Sub or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

                  (c) each of the Majority Stockholder, Buyer and Merger Sub shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time; and

                  (d) each of Buyer and Merger Sub shall have delivered to the Company a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a),
(b), (c), (d) (to the extent Buyer or Merger Sub is a party or is named therein) of Section 5.1 and clauses (a), (b), (c) of this Section 5.3 is satisfied in all respects.

                  (e) each of Werner Ebner and J. Lesly Benoit shall have executed a Stockholders Agreement substantially in the form attached hereto as EXHIBIT B.

                             ARTICLE VI TERMINATION

         6.1      TERMINATION OF AGREEMENT.

         The Parties may terminate this Agreement prior to the Effective Time as provided below:

                  (a) the Parties may terminate this Agreement by mutual written consent;

                  (b) the Buyer may terminate this Agreement by giving written notice to the Company and the Company Shareholder in the event that the Company is in breach, and the Company may terminate this Agreement by giving written notice to the Majority Stockholder, Buyer and Merger Sub in the event that the Majority Stockholder, Buyer or Merger Sub is in breach, of any material representation, warranty or covenant contained in this Agreement, and (x) such breach is not remedied within 10 days of delivery of written notice thereof, and
(y) such breach would violate a condition to closing; and

                  (c) by either Buyer or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and all appeals with respect to such order, decree, ruling or action have been exhausted or the time for appeal of such order, decree, ruling or action shall have expired.

         6.2      AMENDMENT.

         The board of directors of the Parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the Parties; provided that an amendment made subsequent to the adoption of the Agreement by the Company Stockholder or the Majority Stockholder shall not: (a) alter or change the amount or kind of consideration to be received or
(b) alter or change any term of the Charter or By-laws of Buyer to be effected by the Merger.

         6.3      EXTENSION; WAIVER.

          At any time prior the Effective Time, any Party may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

         6.4      EFFECT OF TERMINATION.

         If this Agreement is terminated as provided in Section 6.1, all obligations and agreements of the Parties shall forthwith terminate and be of no further force or effect, and there shall be no liability on the part of any Party hereto, provided that no such termination shall relieve any Party for any liability or damages resulting from any willful breach by that party of the Agreement.

                           ARTICLE VII INDEMNIFICATION

         7.1      INDEMNIFICATION.

                  (a) The Company Stockholder will indemnify and hold harmless the Buyer and the Surviving Corporation and its respective officers, directors, agents and employees, and each person, if any, who controls or may control Buyer or the Surviving Corporation within the meaning of the Securities Act (hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation reasonable legal fees, net of any recoveries under existing insurance policies, tax benefits received by Buyer as a result of such damages, indemnities from third parties or in the case of third party claims, by any amount actually recovered by Buyer pursuant to counterclaims made by any of them directly relating to the facts giving rise to such third party claims (collectively, "DAMAGES") arising out of any misrepresentation or breach in connection with any of the representations and warranties given or made by the Company in this Agreement, the Disclosure Schedule or any Exhibit to this Agreement. The Buyer shall act in good faith and in a commercially reasonable manner to mitigate any Damages they may suffer.

                  (b) The Buyer and Majority Stockholder will indemnify and hold harmless the Company Stockholder (hereinafter referred to as an "COMPANY INDEMNIFIED PERSON") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation reasonable legal fees, net of any recoveries under existing insurance policies, tax benefits received by the Company Stockholder as a result of such damages, indemnities from third parties or in the case of third party claims, by any amount actually recovered by the Company Stockholder pursuant to counterclaims made directly relating to the facts giving rise to such third party claims (collectively, "COMPANY DAMAGES") arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by the Majority Stockholder, Buyer or Merger Sub in this Agreement or any Exhibit to this Agreement. The Company Stockholder shall act in good faith and in a commercially reasonable manner to mitigate any Company Damages he may suffer.

                                  ARTICLE VIII

                               CERTAIN DEFINITIONS

         In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities and its subsidiaries, taken as a whole. In this Agreement, any reference to a "MATERIAL ADVERSE EFFECT" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries taken as a whole; PROVIDED, however, that Material Adverse Effect shall not include any event, change or effect that primarily results from (i) the execution and delivery or announcement of this Agreement, (ii) factors generally affecting the U.S. economy or financial markets or (iii) factors generally affecting the industries in which such entity operates. In this Agreement, any reference to a Party's knowledge means such Party's actual knowledge after reasonable inquiry of officers, directors and other employees of such Party reasonably believed to have knowledge of such matters.

                            ARTICLE IX MISCELLANEOUS

         9.1      PRESS RELEASES AND ANNOUNCEMENTS.

         No Party shall issue any press release or make any public disclosure relating to the subject matter of this Agreement without the prior approval of the other Parties; PROVIDED, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure), or by GAAP.

         9.2      NO THIRD PARTY BENEFICIARIES.

         This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; PROVIDED, however, that the provisions in Article I concerning issuance of the Buyer Common Stock and the Majority Stockholder Merger Shares is intended for the benefit of the Company Stockholder and the Majority Stockholder respectively, and the provisions of this Agreement with respect to indemnification are intended for the benefit of the Persons indemnifying or to be indemnified as contemplated therein.

         9.3      ENTIRE AGREEMENT.

         This Agreement, the Disclosure Schedule, Exhibits, the documents and instruments and other agreements among the parties referred to herein and the nondisclosure agreements signed by each of the Parties prior to the date hereof constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

         9.4      SUCCESSION AND ASSIGNMENT.

         This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

         9.5      COUNTERPARTS.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         9.6      HEADINGS.

         The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.7      NOTICES.

         All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service or sent via facsimile (with acknowledgment of complete transmission) with a confirmation copy by registered or certified mail, in each case to the intended recipient as set forth below:

         If to the Company:

                  Worldwide Internet, Inc.
                  7918 Jones Branch Drive
                  Suite 600
                  McLean, VA 22102
                  Attn:  President
                  Fax:     (413) 826-6218

         Copy to (which shall not constitute notice):

                  Piper Marbury Rudnick & Wolfe LLP
                  1200 19th Street
                  Washington, D.C. 20036
                  Attn:  Robert B. Murphy, Esq.
                  Fax:     (202) 223-2085

         If to the Buyer:

                  ISNI.NET, Inc.
                  204 E. McKenzie Street
                  Punta Gorda, FL 33950
                  Attn: President
                  Fax:     (941) 575-8787

         Copy to (which shall not constitute notice):

         If to the Merger Sub:

                  ISNI Acquisitions, Inc.
                  204 E. McKenzie Street
                  Punta Gorda, FL 33950
                  Attn: President
                  Fax:     (941) 575-8787

         Copy to (which shall not constitute notice):





Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         9.8      GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

         9.9      WAIVERS.

         No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation, breach of such warranty or covenant.

         9.10     SEVERABILITY.

         Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; PROVIDED, THAT, this Agreement shall not then substantially deprive any Party of the bargained-for performance of any other Party. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         9.11     EXPENSES.

         All fees and expenses (including all accounting, legal and investment banking fees and expenses and all other expenses) incurred by Buyer and Merger Sub in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer and Merger Sub, as the case may be, whether or not the Merger is consummated. All fees and expenses (including all accounting, legal and investment banking fees and expenses and all other expenses) incurred by the Company in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company.

         9.12     OTHER REMEDIES.

         Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         9.13     SPECIFIC PERFORMANCE.

         The Parties acknowledge and agree that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agree that the obligations of the Parties hereunder shall be specifically enforced in accordance with the terms of this Agreement. The prevailing party in any such action shall be entitled to recover from the other party its attorneys' fees, costs and expenses incurred in connection with regard to such action.

         9.14     CONSTRUCTION.

         The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         9.15     INCORPORATION OF EXHIBITS AND SCHEDULES.

         The Exhibits and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

                      [SIGNATURES BEGIN ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                            ISNI.NET, INC.


                                            By:
                                            Name:
                                            Title:



                                            ISNI ACQUISITIONS, INC.



                                            By:
                                            Name:
                                            Title:



                                            WORLDWIDE INTERNET, INC.



                                            By:
                                            Name:
                                            Title:



                                            ------------------------------------
                                            Werner Ebner, as Majority
                                            Stockholder, and only as to
                                            provisions that reference the
                                            Majority Stockholder.



                                            ------------------------------------
                                            J. Lesly Benoit, Jr., only as to the
                                            provisions that reference
                                            J. Lesly Benoit, Jr.



                                            ------------------------------------
                                            Ray S. Bolouri, as Company
                                            Stockholder, and only as to the
                                            provisions that reference the
                                            Company Stockholder